Exhibit 4.42

[Note: Translation from original agreement written in Chinese]

Technology (Software Copyright) Transfer Agreement

This agreement is entered into in Beijing as of January 24, 2011 between the following parties:

Transferee (Party A):	Beijing eLong Air Services Co., Ltd.
Address:	10 Jiuxianqiao Road, Chaoyang District, Beijing

Transferor (Party B):	eLongNet Information Technology (Beijing) Co., Ltd.
Address:	Xingke Plaza, 10 Jiuxianqiao Road, Chaoyang District, Beijing

Term: January 1, 2011 to December 31, 2011

Whereas:

Party A is duly established and validly existing under the laws of the PRC, with primary business of domestic and international air sales agency;

Party B is a wholly-foreign owned company engaged in research and development; and

Party A intends to appoint Party B, and Party B is willing to accept the appointment, per the terms of this agreement, to conduct research and development activities.

NOW THEREFORE, Party A and Party B through friendly negotiations hereby agree to and abide by this agreement as follows:

Article I: Research & Development

1.	The Parties agree that Party B shall be the exclusive air ticket system direct connect platform developer for Party A. This shall include, but not be limited to the following:

1) Party	B shall develop direct connection platforms and systems in accord with the needs of Party A.

2) Party	B shall be responsible to provide services related to the direct connect platforms.

2.	This agreement shall be for one year.

3.	The parties shall agree on the site for development of the direct connect platform.

4.	Party B shall, in accord with the terms of this agreement, provide the research and development results to Party A which meet the requirements of Party A, and Party A shall accept such results within 30 days of delivery.

5.	Party B shall provide 1 year of service to Party B after the platform has been accepted by Party A.

6.	Party B shall ensure that the air connection platform it provides Party A shall meet the needs of Party A, and provide training to Party A at no additional charge.

7.	Party A agrees not to use other service providers during the term of this agreement, without the prior consent of Party B.

Article II: Research & Development Cost and Payment

1.	The fee under this agreement shall be RMB6 million, which includes relevant taxes. Party A is not required to make any other payments than this. However, the parties may agree to any adjustment in a supplemental agreement.

2.

Payment shall be settled quarterly. Party B, prior to the 15th day of the first month of the quarter, shall provide relevant detailed development documentation to Party A, shall make payment within 10 business days of confirmation.

3.	Party B shall provide official receipt to Party A prior to each payment.

4.	In the event of termination of this agreement, payment shall be according to the work completed prior to termination.

5.	Bank payment information

Article III: Intellectual Property

1.	All intellectual property of any form produced under this agreement shall belong to Party A.

2.	Under the terms of this agreement, Party B shall provide a non-exclusive, non-sublicensable license for intellectual property of Party B used under this agreement.

Article IV: Representations and Warranties

1.	Each party represents and warrants that it is validly existing under the laws of the PRC and has the power and ability to enter into and implement this agreement, and so doing will not violate any law or agreement with any third party.

2.	If due to either party, the technology provided under this agreement harms any third party, the party at fault shall bear all related costs and be responsible for resolving the issue, including but not limited to legal fees.

3.	The parties are independent and no agency, partnership or joint venture relationship is created by this agreement.

Article V: Confidentiality

Neither party shall disclose information relating to this agreement without the prior written consent of the other party.

Article VI: Liability for Breach

1.	Violation of any provision of this agreement shall be considered breach and the breaching party shall bear responsibility to the non-breaching party.

2.	If the party in breach has not resolved the breach within 10 days after receiving written notice from the other party, the non-breaching party shall have the right to terminate the agreement and seek compensation from the breaching party.

Article VII: Dispute Resolution

1.	Any dispute, controversy or claim arising from the agreement or relating to the agreement (including any issue relating with the existence, validity or termination of the agreement) shall be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the rules of Arbitration in effect at the time of such application. The arbitration award shall be final and binding upon both parties

2.	Arbitration place shall be in Beijing, PRC; Arbitration language shall be Chinese.

3.	The court of arbitration shall compose of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitral appointments, the director of Arbitration Commission shall have right to appoint the chief arbitrator. The chief arbitrator shall not be Chinese citizen or United State citizen.

4.	Both parties agree that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with PRC Law (including but not being limited to Law of Agreement of the People’s Republic of China). For the avoidance of doubt, both parties further agree that any court having jurisdiction (including PRC Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.

5.	Both parties agree to conduct arbitration in accordance with this regulation, and irrepealably abstain the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

Article VIII: Ban on Improper Payments

Each party ensures that it has not, directly or indirectly, made any improper payments to employees of the other party in connection with this agreement. Any breach of this provision shall be deemed material breach, and the non-breaching party can immediately terminate this agreement and take additional legal measures.

Article IX: Term of Agreement

1.	This agreement shall be effective upon the signature of both parties and terminate upon the full implementation of all rights and obligations of the parties.

2.	Each party has the right to terminate this agreement upon 30 days notice to the other party.

Article IX: Other Terms

1.	Any notice, which is given by the parties hereto for the purpose of performing the rights, duties and obligations hereunder, shall be in writing form (including fax) to the address of the other party. The notice time is the time when such notice reaches the recipient.

1.	This agreement shall be binding on the transfers and assigns of each party. Neither party may transfer or assign this agreement without the prior consent of the other party.

2.	No amendment or change is permitted unless with written agreement from parties to this agreement. Any outstanding issues of this agreement, if any, shall be supplemented by parties hereto through signing a written agreement. Any amendment, change and supplement executed by the parties shall be the indispensable part of this Agreement.

3.	This Agreement is made in six (6) originals, each party shall retain three. Each original has the same legal effect.

[No text hereunder]

In witness whereof the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the Effective Date first written above.

Party A: Beijing eLong Air Services Co., Ltd.

Signature of Authorized Representative:	Guangfu Cui

Official Seal:	/s/ [seal of eLongNet Information Technology (Beijing) Co., Ltd.]

Party B: eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative:	Guangfu Cui

Official Seal:	/s/ [seal of eLongNet Information Technology (Beijing) Co., Ltd.]